Exhibit 3.256

ARTICLES OF INCORPORATION

OF

USST OF TEXAS, INC.

We, the undersigned natural persons of the age of eighteen years or more, acting as incorporators of a corporation under the Texas Business Corporation Act, do hereby adopt the following Articles of Incorporation for such corporation:

ARTICLE ONE

The name of the corporation is

        USST OF TEXAS, INC.

ARTICLE TWO

The period of its duration is perpetual.

ARTICLE THREE

The purpose or purposes for which the corporation is organized are:

Provide telecommunications services.

To engage in the transaction of any or all lawful business for which corporations may be incorporated under the Texas Business Corporation Act.

ARTICLE FOUR

The aggregate number of shares which the corporation shall have authority to issue is one thousand (1,000) of the par value of One Dollar ($1.00) each.

ARTICLE FIVE

The corporation will not commence business until it has received for the issuance of its shares consideration of the value of One Thousand Dollars ($1,000.00), consisting of money, labor done or property actually received, which sum is not less than One Thousand Dollars ($1,000.00).

ARTICLE SIX

The street address of its initial registered office is 1601 Elm Street, c/o C T Corporation System, Dallas, Texas 75201, and the name of its initial registered agent at such address is C T CORPORATION SYSTEM.

ARTICLE SEVEN

The number of directors of the corporation may be fixed by the by-laws.

The number of directors constituting the initial board of directors is three (3), and the name and address of each person who is to serve as director until the first annual meeting of the shareholders or until a successor is elected and qualified are:

NAME	ADDRESS
A. K. Wnorowski	8140 Ward Parkway Kansas City, Missouri 64114

D. M. Holland	8140 Ward Parkway Kansas City, Missouri 64114

Jonathan Sox	8140 Ward Parkway, Kansas City, Missouri 64114

ARTICLE EIGHT

The names and addresses of the incorporators are:

NAMES	ADDRESSES
J. L. Miles	906 Olive Street St. Louis, Missouri 63101

S. A. Gramlich	06 Olive Street St. Louis, Missouri 63101

M. S. Kinkead	06 Olive Street St. Louis, Missouri 63101

ARTICLE NINE

No shareholder shall be entitled as a matter of right to subscribe for or receive additional shares of any class of stock of the corporation, whether now or hereafter authorized, or any bonds, debentures or other securities convertible into stock but such additional shares of stock or other securities convertible into stock may be issued or disposed of by the board of directors to such persons and on such terms as in its discretion it shall deem advisable.

IN WITNESS WHEREOF, we have hereunto set our hands, this 10th day of November, 1988.

/s/ J. L. Miles
J. L. Miles - Incorporator Name:

/s/ S. A. Gramlich
S. A. Gramlich - Incorporator Name:

/s/ M. S. Kinkead
M. S. Kinkead - Incorporator Name: